                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): March 31, 1998
                                                          --------------




                                 MEDIRISK, INC.
                            (Exact name of registrant
                          as specified in its charter)




        Delaware               000-22005           58-2256400
        --------------------------------------------------------------
        (State or other        (Commission         (I.R.S. Employer
        jurisdiction of        File Number)        Identification No.)
        incorporation)



Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia             30305
-----------------------------------------------------------------------------------------------
                  (Address of principal executive officers)                          (Zip Code)



       Registrant's telephone number, including area code: (404) 364-6700

                                       N/A
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On March 31, 1998, Medirisk, Inc. (the "Company") acquired by merger all of the capital stock of Healthdemographics, a California corporation, for 171,315 shares of the Company's $0.001 par value per share common stock (the "Medirisk Common Stock"), approximately $2.7 million in cash and the assumption of net liabilities (the "Acquisition"). The Acquisition was made pursuant to an Acquisition Agreement and Plan of Merger dated as of March 26, 1998 by and among the Company, a newly formed merger subsidiary of the Company (Healthdemographics, Inc., a Delaware corporation), Healthdemographics and certain shareholders of Healthdemographics (the "Acquisition Agreement"). The Company used available corporate funds and borrowings under its existing revolving credit facility with NationsBank to finance the cash portion of the purchase price. The Acquisition Agreement provides for payment of additional contingent consideration upon the achievement of certain performance objectives. Such additional contingent consideration will be paid in combinations of cash and Medirisk Common Stock or shares of a new Series 1998-A Preferred Stock designated for this purpose. The Series 1998-A Preferred Stock will be issuable only if, at the time a payment of additional contingent consideration is due, the market price for Medirisk Common Stock is less than $22.6094 per share. If the Series 1998-A Preferred Stock is issued, it will be issued at its liquidation preference of $10,000 per share. See Item 5 below.

         The Company and Healthdemographics also entered into Employment Agreements with two senior executives of Healthdemographics. The purchase price and other terms of the Acquisition were determined as a result of arms' length negotiations between unrelated parties. At the closing date, there was no material relationship between the Company and Healthdemographics or any of the Healthdemographics shareholders, or any of their respective affiliates, officers, directors or associates, except for a $300,000 working capital loan that the Company made to Healthdemographics during the acquisition discussions to fund current obligations of Healthdemographics. This working capital loan was extinguished with a portion of the proceeds of the Acquisition.

         Healthdemographics of San Diego, California, provides databases and decision-support tools that allow customers to forecast the supply of and demand for health care services. Health care delivery organizations, insurers, equipment suppliers, consultants and other health care industry participants use the information and software provided by Healthdemographics to make more informed business decisions regarding strategic planning and market planning and analysis. Healthdemographics uses statistical algorithms to project a particular geographic market's supply of and demand for health care services.

ITEM 5.  OTHER EVENTS.

         In connection with the acquisition of Healthdemographics, the Company's Board of Directors created a new series of Preferred Stock, par value $0.001, of the Company, designated as the Series 1998-A Preferred Stock. The Board of Directors designated 5,000 of the previously undesignated shares of Preferred Stock as Series 1998-A Preferred Stock. The principal features of the Series 1998-A Preferred Stock, which shall apply if it is issued and until its conversion, are summarized below. The following description of the Series 1998-A Preferred Stock is only a summary of certain provisions and is qualified in its entirety by reference to the copy of the Certificate of Designation filed herewith as an exhibit.

         DIVIDENDS: The holders of Series 1998-A Preferred Stock are entitled to receive cash dividends payable before any dividends are paid to holders of Medirisk Common Stock or any other securities ranking junior to the Series 1998-A Preferred Stock at the rate of 5% per annum of the initial liquidation preference per share of the Series 1998-A Preferred Stock ($10,000). Dividends on the Series 1998-A Preferred Stock accrue from and after the date shares are issued and are payable annually on December 31 of each year. The Company may, in the discretion of the Board of Directors, declare and pay dividends or distributions, or make provision for the payment thereof, on the Medirisk Common Stock or any security ranking junior to the Series 1998-A Preferred Stock, but only if all accrued dividends on the Series 1998-A Preferred Stock have been paid in full prior to the date of any such declaration, payment or provision.

         LIQUIDATION RIGHTS: Upon any liquidation, dissolution and winding up of the Company, holders of Series 1998-A Preferred Stock will be entitled to receive, from the assets of the Company available for distribution to stockholders of the Company, an amount equal to $10,000 per share plus any accrued and unpaid dividends on the Series 1998-A Preferred Stock (the "Liquidation Preference") before any distribution is made to holders of Medirisk Common Stock or any other class of stock ranking junior upon liquidation, dissolution and winding up to the Series 1998-A Preferred Stock.

         VOTING RIGHTS: Each share of Series 1998-A Preferred Stock is entitled to a number of votes equal to the number of shares of Medirisk Common Stock into which such share of Series 1998-A Preferred Stock is then convertible. Except as otherwise provided by the Delaware General Corporation law, the holders of Series 1998-A Preferred Stock will vote together with the holders of Medirisk Common Stock as a single class on all matters on which the holders of Medirisk Common Stock are entitled to vote.

         REDEMPTION: Beginning on the fifth anniversary of any issue date of shares of Series 1998-A Preferred Stock, the Company may, but is not required to, redeem all of the shares of Series 1998-A Preferred Stock that were issued on such issue date and that remain outstanding. Effective as of the twentieth anniversary of each issue date of shares of Series 1998-A Preferred Stock, the Company is required to redeem all of the shares of Series 1998-A Preferred Stock that were issued on such issue date and that remain outstanding. Upon any redemption of the Series 1998-A Preferred Stock, the Company will pay in cash the Liquidation Preference in effect on the date established for redemption, and dividends shall cease to accrue on that date. The Company will not establish any retirement or sinking fund for the redemption of the Series 1998-A Preferred Stock.

         CONVERSION: Each share of Series 1998-A Preferred Stock is subject to automatic conversion into Medirisk Common Stock if, at any time, the Market Value (as defined in the Certificate of Designation) of Medirisk Common Stock equals or exceeds $22.6094 (the "Conversion Price"). In such event, each share of Series 1998-A Preferred Stock will, automatically and without action on the part of the holder or the Company, be converted into a number of shares of Medirisk Common Stock that results from dividing the Liquidation Preference in effect at the time by the Conversion Price. To protect against dilution, the Conversion Price is subject to adjustment if the Company effects a subdivision or combination of the Medirisk Common Stock (whether by stock split, stock dividend or otherwise). The Conversion Price and securities issuable upon conversion are also subject to adjustment if the Company (i) conducts a capital reorganization of the Medirisk Common Stock, (ii) engages in a merger, consolidation or statutory share exchange in which the stockholders of the Company prior to such transaction own less than a majority of the voting stock of the resulting, surviving or exchanging corporation, or (iii) sells all or substantially all of its properties or assets or capital stock.

         RANK: The Series 1998-A Preferred Stock ranks prior to the Medirisk Common Stock with respect to the payment of dividends and distributions of assets upon the dissolution, liquidation and winding up of the Company. The Board of Directors may at any time and from time to time include additional shares in the designation of the Series 1998-A Preferred Stock, designate one or more series or classes of preferred stock with liquidation preferences, voting rights, dividend rights and other rights and privileges senior to the Series 1998-A Preferred Stock without the vote or consent of, or notice to, the holders of Series 1998-A Preferred Stock.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Healthdemographics

          (A)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

          Audited:
          --------
          Independent Auditors' Report ..........................................................    F-1
          Balance Sheets as of December 31, 1997 and 1996........................................    F-2
          Statements of Operations for the years ended December 31, 1997 and 1996................    F-3
          Statements of Stockholders' Deficit for the years ended December 31, 1997
               and 1996..........................................................................    F-4
          Statements of Cash Flows for the years ended December 31, 1997 and 1996................    F-5
          Notes to Financial Statements..........................................................    F-6

          (B)      PRO FORMA FINANCIAL INFORMATION

          Unaudited:
          ----------
          Pro Forma Consolidated Condensed Balance Sheet as of December 31, 1997.................    F-13
          Pro Forma Consolidated Condensed Statement of Operations for the year
               ended December 31, 1997...........................................................    F-14
          Notes to Unaudited Pro Forma Consolidated Financial Statements.........................    F-15


         (C)      EXHIBITS.

         2.6 Acquisition Agreement and Plan of Merger, dated as of March 26, 1998, by and among Medirisk, Inc., Healthdemographics, Inc., a Delaware corporation, Healthdemographics, a California corporation, P. Timothy Garton, Michael D. Chermak, Richard D. Propper, David Smith and Interim Advantage Fund, LLC. In accordance with Item 601(b)(2) of Regulation S-K, the Exhibits and Schedules to the Stock Purchase Agreement have not been filed as exhibits to this Form 8-K. The Registrant agrees to furnish supplementally a copy of the omitted Exhibits and Schedules upon request.

         3.1.1    Certificate of Designation of Series 1998-A Preferred Stock.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Healthdemographics:


We have audited the accompanying balance sheets of Healthdemographics as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthdemographics as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                             /s/ KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 13, 1998, except as
    to notes 7(e) and 9, which
    are as of March 31, 1998

                               HEALTHDEMOGRAPHICS

                                 Balance Sheets

                           December 31, 1997 and 1996


                                     Assets                               1997              1996
                                     ------                               ----              ----
Current assets:
    Cash and cash equivalents                                         $        42       $     8,014
    Accounts receivable, less allowance for doubtful accounts of
      $51,887 and $1,936 as of December 31, 1997 and
      1996, respectively                                                  113,566            18,477
    Note receivable - shareholder (note 3)                                     --            27,000
    Other current assets                                                   19,416            25,251
                                                                      -----------       -----------
       Total current assets                                               133,024            78,742
                                                                      -----------       -----------

Property and equipment (note 2)                                           105,411            31,242
    Less accumulated depreciation                                          23,086             4,961
                                                                      -----------       -----------
           Net property and equipment                                      82,325            26,281
                                                                      -----------       -----------

                                                                      $   215,349       $   105,023
                                                                      ===========       ===========

                      Liabilities and Stockholders' Deficit
                      -------------------------------------

Current liabilities:
    Due to officers                                                   $    28,886       $    17,675
    Accounts payable                                                      188,478           196,692
    Accrued salaries and wages                                            288,492            80,062
    Other accrued expenses                                                 49,402            16,353
    Deferred revenue                                                      175,363           151,375
                                                                      -----------       -----------
           Total current liabilities                                      730,621           462,157

Notes payable, net of unamortized discount of $136,088 and $ -0-
    as of December 31, 1997 and 1996, respectively
    (notes 4 and 7)                                                       246,412           125,000
                                                                      -----------       -----------
           Total liabilities                                              977,033           587,157
                                                                      -----------       -----------

Stockholders' deficit (notes 3, 7, and 9):
    Preferred stock, no par value; 2,500,000 shares
      authorized; 1,624,769 shares issued and outstanding at
      December 31, 1997; no shares issued at December 31, 1996                 --                --
    Common stock, no par value; 5,000,000 shares
      authorized; 2,385,000 and 180,707 shares issued and
      outstanding at December 31, 1997 and 1996, respectively                  --                --
    Additional paid-in capital                                            784,040           201,497
    Accumulated deficit                                                (1,545,724)         (683,631)
                                                                      -----------       -----------
           Total stockholders' deficit                                   (761,684)         (482,134)

Commitments and contingencies (notes 5 and 7)
                                                                      -----------       -----------

                                                                      $   215,349       $   105,023
                                                                      ===========       ===========


See accompanying notes to financial statements.

                               HEALTHDEMOGRAPHICS

                            Statements of Operations

                     Years ended December 31, 1997 and 1996


                                                       1997              1996
                                                       ----              ----
Revenue (note 8)                                    $ 905,161         $ 411,023

Salaries, wages, and benefits                         970,822           256,875
Other operating expenses                              752,305           366,691
Depreciation and amortization                          18,125             3,922
                                                    ---------         ---------
           Operating loss                            (836,091)         (216,465)

Interest expense (notes 4 and 7(c))                    26,002             8,293
                                                    ---------         ---------
           Loss before income taxes                  (862,093)         (224,758)

Income taxes (note 6)                                      --                --
                                                    ---------         ---------

           Net loss                                 $(862,093)        $(224,758)
                                                    =========         =========


See accompanying notes to financial statements.

                               HEALTHDEMOGRAPHICS

                       Statements of Stockholders' Deficit

                     Years ended December 31, 1997 and 1996


                                      Preferred stock             Common stock        Additional                        Total
                                      ---------------             ------------          paid-in      Accumulated    stockholders'
                                      Shares      Amount       Shares       Amount      capital         deficit        deficit
                                    ---------     ------     ---------      ------    ----------     -----------    -------------
Balance at December 31, 1995
   (note 7(d))                             --      $ --        155,707       $ --     $  198,997     $  (458,873)   $  (259,876)
Issuance of common stock for
   employee compensation
   (note 7(b))                             --        --         25,000         --          2,500              --          2,500
Net loss                                   --                       --         --             --        (224,758)      (224,758)
                                    ---------      ----      ---------       ----     ----------      ----------     ----------
Balance at December 31, 1996               --        --        180,707         --        201,497        (683,631)      (482,134)

Issuance of preferred stock in
   satisfaction of notes payable
   (note 7(e))                      1,624,769        --             --         --        375,000              --        375,000
Issuance of common stock to
   prevent dilution (note 7(d))            --        --        190,343         --             --              --             --
Common stock purchase warrants
   (note 7(c))                             --        --             --         --        149,733              --        149,733
Receipt of common stock in
   exchange for cancellation of
   notes receivable (note 3)               --        --        (12,000)        --        (27,000)             --        (27,000)
Compensation expense resulting
   from the issuance of options
   (note 7(a))                             --        --             --         --         83,550              --         83,550
Issuance of common stock for
   employee compensation
   (note 7(b))                             --        --      2,140,950         --         21,410              --         21,410
Common stock repurchased
   and canceled                            --        --       (150,000)        --        (20,500)             --        (20,500)
Issuance of common stock
   for cash                                --        --         35,000         --            350              --            350
Net loss                                   --        --             --         --             --        (862,093)      (862,093)
                                    ---------      ----      ---------       ----     ----------      ----------     ----------

Balance at December 31, 1997        1,624,769      $ --      2,385,000       $ --     $  784,040     $(1,545,724)    $ (761,684)
                                    =========      ====      =========       ====     ==========      ==========     ==========


See accompanying notes to financial statements.

                               HEALTHDEMOGRAPHICS

                            Statements of Cash Flows

                     Years ended December 31, 1997 and 1996


                                                                           1997            1996
                                                                           ----            ----
Cash flows from operating activities:
    Net loss                                                            $(862,093)      $(224,758)
    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
        Depreciation                                                       18,125           3,922
        Amortization of discount on notes payable                          13,645              --
        Compensation expense from the issuance of
          stock options and common stock                                  104,960           2,500
        Decrease (increase) in:
          Accounts receivable                                             (95,089)        114,334
          Other assets                                                      5,835          (5,684)
        Increase (decrease) in:
          Due to officers                                                  11,211          14,175
          Accounts payable                                                 (8,214)         54,394
          Accrued expenses and other liabilities                          241,479          36,766
          Deferred revenue                                                 23,988          31,375
                                                                        ---------       ---------
              Net cash provided by (used in) operating activities        (546,153)         27,024
                                                                        ---------       ---------

Cash flows from investing activities - purchases of
    property and equipment                                                (74,169)        (25,253)
                                                                        ---------       ---------

Cash flows from financing activities:
    Proceeds from issuance of notes payable                               757,500              --
    Repayment of notes payable                                           (125,000)             --
    Proceeds from issuance of common stock                                    350              --
    Purchase of treasury stock                                            (20,500)             --
                                                                        ---------       ---------
        Net cash provided by financing activities                         612,350              --
                                                                        ---------       ---------

              Net increase (decrease) in cash and cash equivalents         (7,972)          1,771

Cash and cash equivalents at beginning of year                              8,014           6,243
                                                                        ---------       ---------

Cash and cash equivalents at end of year                                $      42       $   8,014
                                                                        =========       =========

Supplemental disclosure of cash paid for interest                       $   7,026       $   6,479
                                                                        =========       =========

Supplemental disclosure of noncash activities:

    Issuance of preferred stock in satisfaction
       of notes payable                                                 $ 375,000       $      --
                                                                        =========       =========
    Discount on issuance of notes payable arising from common
       stock purchase warrants                                          $ 149,733       $      --
                                                                        =========       =========
    Receipt of common stock in exchange for cancellation of a
       note receivable                                                  $  27,000       $      --
                                                                        =========       =========


See accompanying notes to financial statements.

                               HEALTHDEMOGRAPHICS

                          Notes to Financial Statements

                           December 31, 1997 and 1996


(1) Description of Business and Summary of Significant Accounting Policies

    (a)  Description of Business

         Healthdemographics (the "Company") was incorporated in California in 1993. The Company provides databases and decision-support applications to forecast the supply of and demand for health care services. Health care delivery organizations, insurers, equipment suppliers, consultants and other health care industry participants use the information and software provided by Healthdemographics to make more informed business decisions regarding strategic planning and market planning and analysis.

    (b)  Basis of Financial Statement Presentation

         The Company's financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    (c)  Cash Equivalents

         The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    (d)  Revenue Recognition

         Revenue on the sale of data is recognized upon shipment of the data. Revenue arising from the right to use the Company's software and data is primarily pursuant to single- and multi-year contracts which provide for the payment of non refundable annual fees. Revenue from these license and data sales is recognized annually upon shipment of the software. Revenues from customer services, which include a six-month software and data update and telephone support services, are recognized ratably over the service contract period. All other revenue, including consulting fees and other miscellaneous services, is recognized upon the performance of the applicable services.

    (e)  Deferred Revenue

         Deferred revenue represents accounts receivable and payments to the Company by customers in advance of revenue recognition.

    (f)  Property and Equipment

         Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets ranging from five to seven years.

                                                                     (Continued)

                               HEALTHDEMOGRAPHICS

                          Notes to Financial Statements


    (g)  Research and Development Costs and Software Development Costs

         Research and development costs are expensed as incurred. Amounts expensed for research and development for the years ended December 31, 1997 and 1996 were $306,000 and $100,000, respectively.

         The Company's policy is to expense all software development costs associated with establishing technological feasibility of new or enhanced products. Historically, because of the short period of time between technological feasibility and the release of new or enhanced products to customers, capitalized software development costs have not been significant.

    (h)  Stock Option Plan

         Upon implementation of the Company's stock option plan in 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which encourages entities to recognize as compensation expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, and provide pro forma net income (loss) and pro forma income (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is generally only recorded on the date of grant if the current market price of the underlying stock granted exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25. The effect of SFAS No. 123 for 1997 is not material to the Company's financial statements and, therefore, the pro forma and other disclosure requirements have not been presented.

    (i)  Income Taxes

         Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(2) Property and Equipment

    Property and equipment are summarized as follows:

                                                                 December 31,
                                                                 ------------
                                                               1997       1996
                                                               ----       ----
              Computer equipment                             $ 81,766   $ 23,987
              Office furniture and equipment                   23,645      7,255
                                                             --------   --------

                                                             $105,411   $ 31,242
                                                             ========   ========

                                                                     (Continued)

                               HEALTHDEMOGRAPHICS

                          Notes to Financial Statements


(3) Notes Receivable-Shareholder

    Notes receivable-shareholder consists of a 10% unsecured promissory note receivable from a shareholder related to the purchase of 12,000 shares of the Company's common stock in 1994. The shares were returned to the Company and, in exchange, the note was canceled in 1997.

(4) Notes Payable

    Notes payable consist of the following:

                                                                  December 31,
                                                                  ------------
                                                               1997          1996
                                                               ----          ----
    5% unsecured note payable; interest and principal due
       April 1, 1999; paid in 1997 (see note 7(d))           $      -      $125,000
    12.5% unsecured notes payable with detachable stock
       purchase warrants; interest payable quarterly;
       principal due April 1, 1999 (see note 7(c))            382,500             -
                                                             --------      --------
                                                              382,500       125,000
    Less unamortized discount                                 136,088             -
                                                             --------      --------

                                                             $246,412      $125,000
                                                             ========      ========

(5) Leases

    The Company has entered into noncancelable operating lease agreements for office space and office equipment. Future minimum payments under all such noncancelable operating leases as of December 31, 1997 are as follows:

              Year ending
              December 31,
              ------------
                  1998                                       $117,490
                  1999                                        118,657
                  2000                                        111,234
                  2001                                         15,339
                                                             --------

                                                             $362,720
                                                             ========

    Rental expense for 1997 and 1996 was $75,409 and $55,493, respectively.

(6) Income Taxes

    Because of operating losses and net operating loss carryforwards, the Company has not provided for any income tax expense for the years ended December 31, 1997 and 1996.

                                                                     (Continued)

                               HEALTHDEMOGRAPHICS

                          Notes to Financial Statements


    The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets at December 31, 1997 and 1996 are presented below:

                                                          1997           1996
                                                          ----           ----
    Deferred income tax assets:
      Net operating loss carryforwards                 $ 500,000      $ 260,000
      Allowance for doubtful accounts                     20,000          1,000
      Deferred revenue                                    65,000         60,000
                                                       ---------      ---------
           Total gross deferred income tax assets        585,000        321,000

    Less valuation allowance                            (585,000)      (321,000)
                                                       ---------      ---------

           Net deferred income tax assets              $       -      $       -
                                                       =========      =========

    Under SFAS No. 109, deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax assets to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss and tax credit carryforwards depends on having sufficient taxable income within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) future taxable income generated by future operations. The valuation allowance for deferred income tax assets at January 1, 1997 was $321,000. The net increase in the valuation allowance for the year ended December 31, 1997 was $264,000. At December 31, 1997, the Company had net operating loss carryforwards of approximately $1,285,000, which expire beginning in 2008 through 2012.

                                                                     (Continued)

                               HEALTHDEMOGRAPHICS

                          Notes to Financial Statements


(7) Stockholders' Equity (Deficit)

    (a)  Stock Options

         The Company established a Stock Option Plan in 1997 to encourage stock ownership by and retain the services of certain key employees and directors. Options granted are determined at the discretion of the Board of Directors. All options are immediately vested and have no expiration date. The following table summarizes option plan activity for the year ended December 31, 1997:

                                                                        Exercise price
                                                              Shares       per share
                                                              ------       ---------
           Options outstanding at December 31, 1996                 -        $   -
             Granted                                          150,000         0.02
             Exercised                                              -            -
             Canceled                                               -            -
                                                              -------        -----

           Options outstanding at December 31, 1997           150,000        $0.02
                                                              =======        =====

           Options exercisable at December 31, 1997           150,000        $0.02
                                                              =======        =====

         The Company recorded compensation expense of $83,550 in 1997 because the fair market value of common stock at the date of grant exceeded the $0.02 exercise price of the stock options.

    (b)  Stock Compensation Expense

         The Company issued shares of common stock to certain key employees as compensation for services provided in 1997 and 1996. The Company recorded the fair market value of the shares issued as compensation expense, amounting to $21,410 and $2,500 in 1997 and 1996, respectively.

    (c)  Common Stock Purchase Warrants

         The Company obtained $382,500 in financing in 1997 through the issuance of 12.5% unsecured promissory notes payable with detachable warrants to purchase 227,588 shares of the Company's common stock. Because the fair value of the common stock exceeded the $0.12 per-share exercise price of the warrants at the time of issuance, the Company allocated $149,733 of the proceeds to additional paid-in capital. The related discount on the notes payable is being amortized over the term of the notes, which are due on April 1, 1999. The common stock purchase warrants expire on April 1, 1998.

         A stockholder of the Company is the holder of $227,500 of the notes payable and 135,363 of the common stock purchase warrants.

                                                                     (Continued)

                               HEALTHDEMOGRAPHICS

                          Notes to Financial Statements


    (d)  Return of Capital

         As a condition of a 1995 agreement with a certain stockholder, the Company was required to return a specified amount of the stockholder's capital contribution if the Company did not meet certain 1996 operational benchmarks as defined in the agreement. The Company did not meet the operational benchmarks and, as a result, signed an unsecured 5% promissory note payable due on April 1, 1999 to return $125,000 of the stockholder's original investment. Additional paid-in capital reflects the net proceeds received from this stockholder. An additional provision of the agreement was that the stockholder's 8% ownership percentage could not be diluted. The agreement was mutually rescinded in 1997 after the Company issued an additional 190,343 shares of common stock to the stockholder under the antidilution provision and the note was paid in full.

    (e)  Preferred Stock

         During May through July 1997, the Company borrowed $375,000 from a director and other third-party investors. On July 15, 1997, the loans of $375,000 were converted into 1,624,769 shares of preferred stock. The terms and conditions of the preferred stock were not established at the time of the conversion. In connection with the acquisition of the Company described in note 9, each share of preferred stock was treated as being equal to 1.1969 shares of common stock.

(8) Major Customers

    For the years ended December 31, 1997 and 1996, one customer accounted for approximately 15% and 6%, and another customer accounted for approximately 3% and 21% of total revenues, respectively.

(9) Subsequent Event

    On March 31, 1998, the Company was acquired by Medirisk, Inc. ("Medirisk") of Atlanta, Georgia for a purchase price of approximately $2.7 million in cash and 171,315 shares of Medirisk unregistered common stock, plus contingent consideration based upon a multiple of the Company's operating income over a predetermined amount through the year 2000.

                       UNAUDITED PRO FORMA FINANCIAL DATA

         The unaudited pro forma consolidated condensed balance sheet set forth below as of December 31, 1997 illustrates the estimated effects of the Healthdemographics acquisition as if the acquisition had occurred on December 31, 1997. The unaudited pro forma consolidated condensed statement of operations set forth below for the year ended December 31, 1997 gives effect to the Company's acquisition of (i) Healthdemographics on March 31, 1998, (ii) CareData Reports, Inc.("CareData") on August 28, 1997, and (iii) CIVS, Inc. ("CIVS"), on June 24, 1997, as if they had occurred on January 1, 1997. The Healthdemographics, CIVS and CareData acquisitions have each been accounted for using the purchase method of accounting. The pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes of the Company, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") on March 30, 1998, and the historical financial statements and notes of: (i) Healthdemographics, included in this Report on Form 8-K; (ii) CIVS, included in the Company's Current Report on Form 8-K/A, filed with the Commission on September 5, 1997; and (iii) CareData, included in the Company's Current Report on Form 8-K/A, filed with the Commission on November 14, 1997. The pro forma combined results are not necessarily indicative of the results that would have been achieved had the acquisitions of Healthdemographics, CIVS and CareData occurred on January 1, 1997 or of future operations.

                         MEDIRISK, INC AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               December 31, 1997


(Amounts in thousands)

                                                                                                     PRO FORMA      PRO FORMA
                                                                  MEDIRISK    HEALTHDEMOGRAPHICS    ADJUSTMENTS    CONSOLIDATED
                                                                  --------    ------------------    -----------    ------------
Current assets
  Cash and cash equivalents                                       $  3,516          $    --           $  (302)(4)    $  3,214
  Accounts receivable, net                                           3,802              114                --           3,916
  Prepaid expenses                                                     698               --                --             698
  Other current assets                                                 474               19                --             493
                                                                  --------          -------           -------        --------
         Total current assets                                        8,490              133              (302)          8,321
                                                                  --------          -------           -------        --------

Property and equipment                                               3,083              105                --           3,188
  Less accumulated depreciation and amortization                     1,444               23                --           1,467
                                                                  --------          -------           -------        --------
         Property and equipment, net                                 1,639               82                --           1,721
                                                                  --------          -------           -------        --------

Excess of cost over net assets of businesses
  acquired, less accumulated amortization                            7,556               --             3,957 (1)      11,513
Intangible assets, less accumulated amortization                     1,794               --               500 (2)       2,294
Software development costs, less accumulated
  amortization                                                       1,008               --                --           1,008
Other assets                                                           171               --                --             171
                                                                  --------          -------           -------        --------
         Total other assets                                         10,529               --             4,457          14,986
                                                                  --------          -------           -------        --------

         Total assets                                             $ 20,658          $   215           $ 4,155        $ 25,028
                                                                  ========          =======           =======        ========

Current liabilities
  Current installments of long-term debt and obligations under
    capital leases                                                $    168          $    --           $    --        $    168
  Accounts payable                                                     258              218             3,000 (1)       3,476
  Accrued expenses                                                   1,574              338               150 (3)       2,062
  Deferred revenue                                                   2,309              175                --           2,484
                                                                  --------          -------           -------        --------
         Total current liabilities                                   4,309              731             3,150           8,190

Long-term debt and obligations under capital leases, excluding
  current installments                                                 165              246             2,395 (4)       2,806
                                                                  --------          -------           -------        --------
         Total liabilities                                           4,474              977             5,545          10,996
                                                                  --------          -------           -------        --------

Shareholders' equity (deficit):
  Common stock                                                           4               --                --               4
  Additional paid in capital                                        28,559              784              (784)(6)      31,657
                                                                                                        3,098 (5)
  Accumulated deficit                                              (12,379)          (1,546)            1,546 (6)     (17,629)
                                                                                                       (5,250)(7)
                                                                  --------          -------           -------        --------
                                                                    16,184             (762)           (1,390)         14,032
                                                                  --------          -------           -------        --------

         Total liabilities and shareholders' equity (deficit)     $ 20,658          $   215           $ 4,155        $ 25,028
                                                                  ========          =======           =======        ========

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

                                                                                Year Ended December 31, 1997
                                                           -------------------------------------------------------------------------
                                                                         Historical
                                                           -------------------------------------------
                                                                         Healthdemo-        1997         Pro forma      Pro forma
                                                           Medirisk      graphics(8)   Acquisitions(9)   Adjustments    Consolidated
                                                           --------      -----------   ---------------   -----------    ------------
Revenue                                                    $ 16,749        $  905        $  1,730        $    --        $ 19,384
Salaries, wages and benefits                                  7,910           971           1,296             --          10,177
Other operating expenses                                      4,374           752           1,099             --           6,225
Depreciation and amortization                                 1,304            18              47            563(10)       1,932
Acquired in-process research
 and development costs and integration costs                  4,575            --              --         (4,258)(11)        317
                                                           -------------------------------------------------------------------------
   Operating income (loss)                                   (1,414)         (836)           (712)         3,695             733
Interest income (expense), net                                  345           (26)              8           (523)(12)       (196)
Provision for income taxes                                     (707)           --              --            707 (13)         --
                                                           -------------------------------------------------------------------------
   Income (loss) before extraordinary item                 $ (1,776)       $ (862)       $   (704)       $ 3,879        $    537
                                                           =========================================================================
Unaudited pro forma income (loss) per common
 share before extraordinary item -  basic and diluted        ($0.45)                                                       $0.13
Unaudited pro forma weighted average number of common         =====                                                        =====
 shares used in calculating unaudited income (loss)
 per common share before extraordinary item -
 basic and diluted                                            3,918                                                        4,214(14)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS


     Effective March 23, 1998, the Company acquired all of the outstanding shares of Healthdemographics of San Diego, California, which provides databases and decision-support tools that allow customers to forecast the supply of and demand for health care services. The Company purchased Healthdemographics for approximately $2.7 million in cash, 171,315 shares of common stock and the assumption of net liabilities. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs estimated to be approximately $5.3 million, acquired products estimated to be approximately $500,000, and excess of cost over net assets acquired estimated to be approximately $1.0 million.

      Effective June 1, 1997, the Company acquired all of the outstanding shares of CIVS of Rockville, Maryland, a leading national provider of credentialing services to hospitals and managed care organizations for approximately $3.5 million in cash and 129,166 shares of the Company's common stock and the assumption of net assets of $76,000. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in purchased in-process research and development costs of approximately $3.1 million, acquired products of approximately $415,000, and excess of cost over net assets acquired of approximately $1.1 million.

      Effective August 1, 1997, the Company acquired all of the outstanding shares of CareData of New York, New York, which creates reports analyzing consumer satisfaction with more than 150 aspects of managed health care plans and ranks specific health plans accordingly. The Company purchased CareData for approximately $4.1 million in cash and 14,516 shares of Medirisk common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs of approximately $975,000, acquired products of approximately $200,000, and excess of cost over net assets acquired of approximately $2.9 million. Approximately $3.0 million of contingent consideration resulting from the CareData acquisition will be due and payable at the end of April 1998.
This payment will be treated as an increase in excess of cost over net assets acquired.

      The unaudited pro forma consolidated condensed balance sheet as of December 31, 1997 illustrates the estimated effects of the Healthdemographics acquisition as if the acquisition had occurred on December 31, 1997. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1997 illustrates the estimated effects of all these acquisitions had they occurred on January 1, 1997.

      The unaudited pro forma consolidated condensed financial statements have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of such acquisition. For purposes of the unaudited pro forma consolidated condensed financial statements, such allocations have been made based upon currently available information and management's estimates.

        The historical financial statements are derived from the audited financial statements of the Company and Healthdemographics as of and for the year ended December 31, 1997, and the unaudited financial statements of CIVS and CareData for the periods beginning January 1, 1997 and ending on the effective dates of the respective acquisitions.

        The unaudited pro forma consolidated condensed financial statements do not purport to represent what the results of operations of the Company would actually have been if the acquisitions had occurred on such dates or to project the results of operations of the Company for any future date or period. The unaudited pro forma consolidated condensed financial statements should be read together with the Financial Statements and Notes thereto of the Company, Healthdemographics, CIVS and CareData referred to above. The unaudited pro forma consolidated condensed financial statements reflect the following adjustments:

(1) Reflects $957,000 of goodwill recorded as a result of the allocation of the Healthdemographics purchase price and the $3.0 million of contingent consideration for the CareData acquisition expected to be paid in April 1998.

(2) Reflects the technological know-how recorded as a result of the allocation of the Healthdemographics purchase price.

(3) Reflects the accrual of direct acquisition costs recorded as a result of the allocation of the Healthdemographics purchase price.

(4) Reflects the cash payment and borrowings against the Company's line of credit to fund the cash portion of the Healthdemographics acquisition.

(5) Reflects the value of the Company common stock issued in connection with the acquisition of Healthdemographics.

(6) Reflects the elimination of the historical equity accounts of Healthdemographics.

(7) Reflects the non-recurring write-off of acquired in-process research and development costs recorded as a result of the allocation of the Healthdemographics purchase price.

(8) Reflects the historical operating results of Healthdemographics for the year ended December 31, 1997. An estimated $5.3 million charge for in-process research and development costs was recorded by the Company on March 23, 1998. This charge is being excluded from the year ended December 31, 1997 unaudited proforma consolidated condensed statement of operations.

(9) Reflects the historical operating results of CIVS for the five months ended May 31, 1997 and CareData for seven months ending July 31, 1997. The operating results of these entities subsequent to their acquisition effective dates through December 31, 1997 are included in the Company's operating results.

(10) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the respective purchase prices. These amounts were as follows:

                                                       1997
                                                       ----
                                              (Amounts in thousands)
                Healthdemographics                     $164
                CIVS                                     64
                CareData                                335
                                                        ---
                  Total                                $563
                                                        ===

(11) Reflects the reversal of the non-recurring acquired in-process research and development costs and integration costs associated with the acquisitions of CIVS and CareData.
        These charges were included in the December 31, 1997 historical statements of operations and are being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations.

                                                       1997
                                                       ----
                                              (Amounts in thousands)
                CIVS                                 $3,280
                CareData                                978
                                                      -----
                  Total                              $4,258
                                                      =====

(12) Reflects the additional interest expense on the cash borrowings used to fund the acquisitions. These amounts were as follows:

                                                       1997
                                                       ----
                                              (Amounts in thousands)
                Healthdemographics                     $216
                CIVS                                    115
                CareData                                192
                                                        ---
                  Total                                $523
                                                        ===

(13) Reflects decrease in income tax expense due to pro forma losses incurred.

(14) Reflects the increased shares of common stock outstanding resulting from the acquisitions. These shares were as follows:

                                                       1997
                                                       ----
                                                  (In thousands)
                Healthdemographics                      171
                CIVS                                    115
                CareData                                 10
                                                        ---
                  Total                                 296
                                                        ===

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MEDIRISK, INC.



                        By:      /s/Kenneth M. Goins, Jr.
                           --------------------------------------
                           Kenneth M. Goins, Jr.
                           Executive Vice President and Chief Financial Officer


Dated:  April 13, 1998


                                  EXHIBIT INDEX

                                                                                                 PAGE
                                                                                                 ----
         2.6      Acquisition Agreement and Plan of Merger, dated as of
                  March 26, 1998, by and among Medirisk, Inc.,
                  Healthdemographics, Inc., a Delaware corporation,
                  Healthdemographics, a California corporation, P. Timothy
                  Garton, Michael D. Chermak, Richard D. Propper, David Smith
                  and Interim Advantage Fund, LLC.

         3.1.1    Certificate of Designation of Series 1998-A Preferred Stock.
